Exhibit 10.63

EXECUTION COPY DATED 8 JANUARY 2010

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURING AND DISTRIBUTION AGREEMENT (EUROPE AND ROW)

This Manufacturing and Distribution Agreement (Europe and ROW) (this “Agreement”) is made and entered into this 8th day of January, 2010 (the “Effective Date”), by and between Stichting Sanquin Bloedvoorziening (Sanquin Blood Supply Foundation), a foundation (stichting), incorporated under the laws of The Netherlands, with its registered seat in Amsterdam, and registered with the Trade Register of the Dutch Chamber of Commerce under number 41217565 (“Sanquin”), and ViroPharma SPRL, a private limited company organized under the laws of Belgium (“ViroPharma”) (each of Sanquin and ViroPharma is a “Party” and, collectively, they are the “Parties”).

WHEREAS, Sanquin manufactures and sells, in certain countries, directly and through distributors, a C1 esterase inhibitor derived from human blood plasma under the brand name Cetor (“Cetor” or “Cetor Product”), and has also developed an improved version, which utilizes additional manufacturing steps including nanofiltration technologies for enhanced viral removal, and which improved version shall for the purpose of this Agreement be referred to as “Cetor NF” or “Cetor NF Product” (it being understood that Cetor NF Product is currently manufactured and sold under the brand name Cetor as well, and may in the future be manufactured and sold under any other brand name (other than Cinryze) that Sanquin or its partners may choose);

WHEREAS, ViroPharma has received from Sanquin the right to reference certain United States regulatory filings relating to C1 esterase inhibitor derived from human blood plasma currently indicated for hereditary angioedema, which Sanquin currently manufactures for sale and distribution in the United States under the brand name, Cinryze;

WHEREAS, Sanquin and ViroPharma have entered into a letter agreement dated March 11, 2009 (the “Letter Agreement”), pursuant to which ViroPharma has obtained orphan drug designation for Cinryze in Europe and is in the process of seeking to obtain marketing authorization in Europe, after which, the Parties contemplate, Sanquin will manufacture for ViroPharma, and ViroPharma will purchase from Sanquin, such product pursuant to this Agreement; and

WHEREAS, additionally, the Parties desire that Sanquin grant to ViroPharma certain rights, and ViroPharma assume certain obligations, relating to the further research, development, and commercialization of C1 esterase inhibitor derived from human blood plasma, and that Sanquin undertake to provide to ViroPharma, and ViroPharma purchase from Sanquin, related clinical and commercial supplies, all in accordance with the terms and provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

1.1.1 “Affiliate” means any entity that, directly or indirectly through one or more other intermediaries, controls, is controlled by, or is under common control with a Party, wherein “control” and “controlled” means the possession of the power to direct the management and policies of the entity whether through ownership of voting securities, by contract or otherwise.

1.1.2 “Annual Minimum Quantity” has the meaning set forth in Section 5.4.1.

1.1.3 “Applicable Law” means each law, rule, regulation, guideline or other requirement of a Regulatory Authority, including cGMP and the requirements set forth in any Regulatory Approval, in effect from time to time, which applies to the research, development, manufacture, marketing, distribution, and/or sale of any Product.

1.1.4 “Business Day” means any day (other than a Saturday or Sunday) on which banks are open for normal banking business in the Netherlands and Belgium.

1.1.5 “CAF-DCF” means Centrale Afdeling voor Fractionering van het Rode Kruis cvba - Département Central de Fractionnement de la Croix-Rouge scrl.

1.1.6 “Capacity Schedule” has the meaning set forth in Section 7.1.

1.1.7 “Cetor Marketing Authorization” means a Regulatory Approval for the Cetor Product and the Cetor NF Product, respectively (including, the Regulatory Approval granted by the Dutch Medicines Evaluation Board (College ter Beoordeling van Geneesmiddelen) for The Netherlands and any Regulatory Approval granted by any other Regulatory Authority for any country in Europe and any Regulatory Approval granted by any other Regulatory Authority for any country in the Rest of World).

1.1.8 “Cetor NF Product” means a human C1 esterase inhibitor derived from Plasma, that has been developed by Sanquin as an improvement to the Existing Cetor Product through the use of additional manufacturing steps including nanofiltration (and which -for the avoidance of doubt- is currently manufactured and sold under the brand name Cetor and may in the future be manufactured and sold under any other brand name (other than Cinryze) that Sanquin or its partners may choose).

1.1.9 “cGMP” means current Good Manufacturing Practices as defined from time to time under Applicable Law, including without limitation under the Directive 2003/94/EC.

1.1.10 “Cinryze Marketing Authorization” means a Regulatory Approval for the ViroPharma Product Cinryze as granted by the EMEA.

1.1.11 “Commercially Reasonable Efforts” means with respect to a Party, the efforts and resources which would be used by that Party consistent with prevailing pharmaceutical industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of obtaining Regulatory Approval, the commercial value of the product and other relevant factors.

1.1.12 “Competitor” means a manufacturer and/or distributor of a Plasma derived C1 esterase inhibitor or another Plasma-derived product approved under Applicable Law for marketing for the same or comparable clinical indications as the Product and/or the ViroPharma Product.

1.1.13 “Confidential Information” means the terms and conditions of this Agreement and any information relating to the subject matter of this Agreement, including but not limited to the Sanquin Technology, provided by the Disclosing Party to the Receiving Party, provided, however, that Confidential Information shall not include any such information that the Receiving Party can demonstrate: (a) was known to the Receiving Party at the time of disclosure by the Disclosing Party (other than through receipt from the Disclosing Party or its Affiliates), as can be established by written documentation; or (b) was generally available to the public or was otherwise part of the public domain at the time of such disclosure or became generally available to the public or otherwise part of the public domain after such disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; or (c) became known to the Receiving Party after disclosure by the Disclosing Party through a non-confidential disclosure from a source that was not under an obligation of confidentiality to the Disclosing Party; or (d) was independently developed by the Receiving Party where such independent development can be established by written documentation.

1.1.14 “Disclosing Party” means a Party that discloses its Confidential Information to the other Party.

1.1.15 “Dutch Overseas Territories” means Aruba, Curaçao, Sint Maarten, Bonaire, Saba and Sint Eustatius, also known as the Netherlands Antilles.

1.1.16 “EMEA” means the European Medicines Evaluation Agency.

1.1.17 “Europe” means the countries constituting the European Union from time to time, together with Switzerland and those additional countries constituting the European Economic Area from time to time (as of the Effective Date, Iceland, Liechtenstein and Norway); provided, however, that the status of any country that is, as of the Effective Date, a Sanquin Partnered Country (ROW), shall not change merely because such country becomes a member of the European Union or the European Economic Area after the Effective Date

1.1.18 “European Union” or “EU” means the economic, scientific and political organization of member states of the European Union at any time, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.1.19 “Force Majeure Event” has the meaning set forth in Section 17.3.

1.1.20 “Global Commercialization Plan” has the meaning set forth in Section 3.4.

1.1.21 “Intermediates” means plasma intermediate fractions as manufactured from Plasma required for the manufacture of ViroPharma Product;

1.1.22 “JSC” means the joint steering committee as described in Section 3.1.1.

1.1.23 “Manufacturing Facilities” means Sanquin’s manufacturing facility having an address at Plesmanlaan 125, P.O. Box 9190, 1006 AD, Amsterdam, The Netherlands, and CAF-DCF’s manufacturing facility having an address at avenue de Tyras 109, B-1120, Brussels, Belgium, and a manufacturing facility of any subcontractor of Sanquin as approved by ViroPharma.

1.1.24 “Phase I/II Clinical Study” means a study conducted in healthy human volunteers or with the endpoint of determining initial dose tolerance, safety and or pharmacokinetic information of a single dose or single ascending dose regimen.

1.1.25 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.1.26 “Plasma” means the fluid portion of human blood collected either from whole blood donations or by plasmapheresis and intended as a source material for further manufacturing.

1.1.27 “Product” means C1 esterase inhibitor derived from Plasma manufactured by Sanquin (and its Affiliates and/or Sanquin’s subcontractors).

1.1.28 “PV Agreement” has the meaning set forth in Section 4.2.1.

1.1.29 “Quality Agreement” has the meaning set forth in Section 5.9.

1.1.30 “Receiving Party” means a Party that receives Confidential Information from a Disclosing Party, including, but not limited to, employees, directors and officers of such Receiving Party.

1.1.31 “Regulatory Approval” means any registration, permit, license, authorization or approval or any application therefor, filed with or granted by a Regulatory Authority that is required under Applicable Law for the distribution, sale and marketing of any Product (including, without limitation, the ViroPharma Product), provided however, that for the purposes of Sections 4.1.5, 4.1.6 and 10.4.4, the term “Regulatory Approval” does not include any registration, permit, license, authorization, or approval or any application therefor, relating to the intravenous use of C1 esterase inhibitor for the treatment or prevention of hereditary angioedema (HAE) in the United States.

1.1.32 “Regulatory Authority” means any supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity, including the US Food and Drug Administration, the European Commission (including the EMEA), and any other entity exercising regulatory authority with respect to the manufacture, marketing and/or sale of any Product (including, without limitation, the ViroPharma Product).

1.1.33 “Regulatory Documentation” means documentation relating to qualification, requalification, formulation, safety, efficacy and other data and information generated in the preparation of any Regulatory Approval for C1 esterase inhibitor, any regulatory documentation maintained with respect to such Regulatory Approvals and applications therefor, including adverse event reports and databases, correspondence and notes of interactions with Regulatory Authorities, literature safety reports and documents relating to cGMP issues, animal clinical trials, animal research, including without limitation laboratory and target animal research, and all drug master files contained or referenced therein or other dossiers or compilations necessary to obtain or maintain such Regulatory Approvals.

1.1.34 “Sanquin Early Stage Research Program(s)” has the meaning set forth in Section 3.2.1.

1.1.35 “Sanquin Plasma” has the meaning set forth in Section 5.1.2.

1.1.36 “Sanquin Technology” means information, trade secrets, materials, know-how, inventions, and data (including process techniques, standard operating procedures, methods, reports, protocols, clinical and safety data), that relates to any ViroPharma Product or is useful for the development, manufacture, use, marketing, sale, or other exploitation of any ViroPharma Product, including any and all claims of patents and patent applications that claim a ViroPharma Product or the manufacture or use thereof that are owned (in whole or in part) by or licensed to Sanquin, with the right to grant sublicenses and including (i) Sanquin’s interest in Joint Rights and (ii) any of the foregoing arising under the Sanquin Early Stage Research Programs.

1.1.37 “Semiannual Period” means each six month period, from January through June, and from July through December.

1.1.38 “Specifications” means the specifications for the ViroPharma Product as reflected in the Quality Agreement and any dossier that is subject of a Regulatory Approval, as applicable.

1.1.39 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by ViroPharma in accordance with the provisions of Section 2.3.

1.1.40 “Subcutaneous Injection” means a method of administering the Product by injecting the Product, formulated for such use, into the layer between the skin and the muscle.

1.1.41 “Target Countries” means those specific countries or groups of countries, identified from time to time in the Global Commercialization Plan, in which ViroPharma will be using its Commercially Reasonable Efforts to seek Regulatory Approval for the ViroPharma Products, in accordance with the timeframes and any other conditions set forth in the Global Commercialization Plan.

1.1.42 “Third Party” means any Person who or which is neither a Party nor, with respect to a Party, an Affiliate of that Party.

1.1.43 “Unit” means a unit of activity for C1 esterase inhibitor as described in the dossier that is subject of a Regulatory Approval, as applicable;

1.1.44 “Valid Delaying Event” has the meaning set forth in Section 2.7.1;

1.1.45 “Vial” means a glass container with approximately five-hundred (500) Units;

1.1.46 “ViroPharma Plasma” has the meaning set forth in Section 5.1.2.

1.1.47 “ViroPharma Portion” has the meaning set forth in Section 7.1.

1.1.48 “ViroPharma Product” means each and any Product for human use other than Cetor and Cetor NF, including any improvement to such Product upon execution by ViroPharma of its first right of refusal as referred to in Section 3.2.4 and/or any improvement to such Product as agreed by the Parties.

1.2 Rules of Construction. For the purpose of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to “Articles”, “Sections” and other subdivisions and to “Appendix(ices)” without reference to a document, are to designated articles, sections and other subdivisions of and to appendices to this Agreement; (c) the use of the term “including” means “including but not limited to”; and (d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement in whole and not to any particular provision. All prices and fees are in euros.

ARTICLE 2

PRODUCT DEVELOPMENT AND TERRITORY RIGHTS

2.1 Certain Territories.

2.1.1 There are certain countries, namely, Belgium, Finland, Luxemburg, and The Netherlands (including the Dutch Overseas Territories), in which Sanquin has historically operated (each, a “Sanquin Precedent Country,” and, collectively, the “Sanquin Precedent Countries”).

2.1.2 There are certain countries in Europe, namely France, Ireland, and the United Kingdom, in which Sanquin currently has agreements in place with Third Parties (each, an “Existing Europe Distributor,” and, collectively, the “Existing Europe Distributors”) for the distribution of Cetor Product and/or Cetor NF Product manufactured by Sanquin (each, a “Sanquin Partnered Country (Europe),” and, collectively, the “Sanquin Partnered Countries (Europe)”).

2.1.3 There are certain countries outside of Europe, namely, Egypt, Iran, Israel (including the Palestinian Authority), Indonesia and Turkey, and the countries of North, Central, and South America (for the avoidance of doubt: excluding the Dutch Overseas Territories) in which Sanquin currently has agreements in place with Third Parties and an Affiliate of ViroPharma (each, an “Existing ROW Distributor,” and, collectively, the “Existing ROW Distributors”) for the distribution of Cinryze and Cetor product and/or Cetor NF Product, respectively, manufactured by Sanquin (each, a “Sanquin Partnered Country (ROW),” and, collectively, the “Sanquin Partnered Countries (ROW)”); provided, however, that each of the following countries: (i) all countries in North, Central and South America, excluding the Dutch Overseas Territories, Argentina and Brazil, and (ii) Israel (including the Palestinian Authority)) is only a Sanquin Partnered Country (ROW) to the extent of the ViroPharma Product as it exists on the Effective Date; with respect to any improvement of the ViroPharma Product after the Effective Date upon execution by ViroPharma of its first right of refusal as referred to in Section 3.2.4 and/or any improvement to such Product as agreed by the Parties, such countries are part of the ViroPharma Territory.

2.1.4 “Rest of World” or “ROW” means all countries and territories in the entire world except Europe.

2.1.5 “Excluded Territory” means the Sanquin Precedent Countries, the Sanquin Partnered Countries (Europe), and the Sanquin Partnered Countries (ROW).

2.1.6 “Worldwide” means all countries and territories in the world.

2.1.7 “ViroPharma Territory” means Worldwide, except the Excluded Territory.

2.2 Grants to ViroPharma. Subject to the terms and conditions of this Agreement, Sanquin hereby grants to ViroPharma:

2.2.1 the exclusive (including with regard to Sanquin and its Affiliates (subject to the rights of Sanquin and its Affiliates as set out in Section 2.4)) right and license under the Sanquin Technology, to research, develop, import, use, sell and offer for sale each ViroPharma Product in the ViroPharma Territory, provided that such ViroPharma Product shall be manufactured by Sanquin (and its Affiliates and/or Sanquin’s subcontractors) as further set out in Article 5 hereof;

2.2.2 the exclusive (including with regard to Sanquin and its Affiliates (subject to the rights of Sanquin and its Affiliates as set out in Section 2.4)) right of reference under the Regulatory Documentation, to support Regulatory Approvals for the ViroPharma Product in the ViroPharma Territory, including the Cinryze Marketing Authorization; and

2.2.3 until ViroPharma has obtained Cinryze Marketing Authorization for Europe, the exclusive (including with regard to Sanquin and its Affiliates (subject to the rights of Sanquin and its Affiliates as set out in Section 2.4)) right and license, under the Sanquin Technology, to sell and offer for sale Cetor NF Product in ***, provided that such Cetor NF Product shall be manufactured by Sanquin (and its Affiliates and/or Sanquin’s subcontractors), and subject to ViroPharma giving notification to Sanquin of its intention to sell and offer for sale Cetor NF Product in such countries in a timely manner and Sanquin subsequently obtaining Cetor Marketing Authorization for such countries, it being understood that Sanquin shall use Commercially Reasonable Efforts to obtain Cetor Marketing Authorization for such countries.

2.3 Sublicenses.

2.3.1 The rights and licenses granted to ViroPharma under Section 2.2 shall include the right to grant sublicenses (or further rights of reference), provided that (i) any sublicense of all or substantially all of the rights licensed to ViroPharma hereunder to a Third Party shall require the prior written approval of Sanquin which may be granted or withheld in Sanquin’s sole discretion, and (ii) any sublicense of all or substantially all of the rights licensed to ViroPharma hereunder to a Third Party for a particular country or countries within the ViroPharma Territory shall require the prior written approval of Sanquin, such approval not to be unreasonably withheld. If Sanquin does not respond to ViroPharma’s request for Sanquin’s consent of any such sublicense contemplated by Section 2.3.1(ii) to a Third Party within *** Business Days after the date of receipt of ViroPharma’s request, then such consent shall be deemed given by Sanquin. ViroPharma’s obligations hereunder shall not be affected by the sublicense of any or all of its rights hereunder. ViroPharma shall provide to Sanquin a written notice setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee. Immediately upon entering into a sublicense agreement (with the prior written approval of Sanquin), ViroPharma shall provide to Sanquin a copy of such executed sublicense agreement. Any material amendment to such agreement shall require the prior written approval of Sanquin, it being understood that with respect to a sublicense agreement contemplated by Section 2.3.1(ii) above, Sanquin’s approval of any amendment thereof shall be deemed given if Sanquin does not respond to ViroPharma’s request for Sanquin’s approval of such amendment within *** Business Days after the date of receipt of ViroPharma’s request. ViroPharma guarantees the performance of its permitted Sublicensees and the grant of any such sublicenses shall not relieve ViroPharma of its obligations under this Agreement. Any such sublicense agreements shall be consistent with and subject to the terms and conditions of this Agreement.

2.3.2 Notwithstanding any provision to the contrary in this Agreement, if ViroPharma desires to utilize one or more Third Parties to perform certain tasks pursuant to ViroPharma’s clinical research program, ViroPharma, may, as part of such contract, grant to such Third Party a nonexclusive, nontransferable, nonsublicensable license or sublicense, as applicable, only to the extent and only for so long as such license or sublicense is necessary for such Third Party to perform such tasks under ViroPharma’s clinical research program and subject to the discussion of the granting of such (sub)license by the Parties within the scope of the JSC. ViroPharma guarantees the performance of any such sublicensees and the grant of any such sublicenses shall not relieve ViroPharma of its obligations under this Agreement.

2.4 No Implied Rights; Reservation of Rights. ViroPharma, its Sublicensees and its Affiliates shall have no right to manufacture the ViroPharma Product. ViroPharma, its Sublicensees and its Affiliates shall have no right, express or implied, with respect to the Sanquin Technology except as expressly provided in this Agreement. Sanquin reserves the right under the Sanquin Technology to (a) perform its obligations under this Agreement; (b) conduct the Sanquin Early Stage Research Programs; and (c) subject to ViroPharma’s rights under Section 2.6.1, obtain and maintain Regulatory Approvals for, and develop and commercialize and otherwise exploit, in accordance with the terms of this Agreement, (i) Products outside the ViroPharma Territory and (ii) other products for any purpose. Sanquin and its Affiliates shall have no right, expressed or implied, to any assets or properties of ViroPharma and/or ViroPharma’s Affiliates, except as explicitly set forth in this Agreement. Without limiting the generality for the previous sentence, and for the avoidance of doubt, nothing in this Agreement, including the provisions of Sections 4.1.5, 4.1.6 and 10.4.4, gives Sanquin any right to acquire any registration, permit, license, authorization, or approval, or any application therefor, relating to the intravenous use of C1 esterase inhibitor for the treatment or prevention of hereditary angioedema (HAE) in the United States.

2.5 Denial of Cinryze Marketing Authorization. In the event the EMEA does not grant the Cinryze Marketing Authorization for Europe and ViroPharma ***, or in the event the EMEA does not grant the Cinryze Marketing Authorization for Europe ***, Sanquin will grant to ViroPharma (a) an exclusive license under the Sanquin Technology to import, market, distribute and sell Cetor NF Product in the ViroPharma Territory that is part of Europe, provided that the Cetor NF Product shall be manufactured by Sanquin and its Affiliates and/or Sanquin’s subcontractors, and (b) an exclusive right to reference the Cetor Marketing Authorization to support Regulatory Approvals in such part of the ViroPharma Territory, on conditions to be agreed upon between the Parties.

2.6 Right of First Refusal.

2.6.1 Right of First Refusal to Expanded Territory. In the event of termination of any of the agreements in place with the Existing Europe Distributors and the Existing

ROW Distributors, ViroPharma shall have a right of first refusal to obtain the exclusive rights and licenses as referred to in Sections 2.2.1 and 2.2.2, respectively, with the right to grant sublicenses in accordance with Section 2.3, in any of the Sanquin Partnered Countries (Europe) and the Sanquin Partnered Countries (ROW) (as applicable). Sanquin shall give ViroPharma written notice of the termination of any of the agreements in place with the Existing Europe Distributors or the Existing ROW Distributors, and ViroPharma shall have *** days after receipt of such notice to exercise its right of first refusal by giving written notice to Sanquin of its intention to acquire such expanded territory. If ViroPharma informs Sanquin that it wishes to exercise its right of first refusal, the Parties shall agree on the conditions that shall be applicable to ViroPharma’s rights in such expanded territory. If the Parties reach agreement on such conditions, the ViroPharma Territory shall be expanded to include the additional territory. If the Parties cannot reach agreement on such conditions, Sanquin will be free to contract with a Third Party, provided that Sanquin shall not contract with a Third Party under conditions less favourable to Sanquin than those proposed by ViroPharma. Also in the event that ViroPharma informs Sanquin in writing that it will not exercise its right of first refusal, or if ViroPharma does not send any notification to Sanquin within the aforementioned ***-days-period, Sanquin will be free to contract with a Third Party.

2.7 Additional Rights For Sanquin.

2.7.1 In the event that ViroPharma shall not have used its Commercially Reasonable Efforts to file an application for Regulatory Approval for a ViroPharma Product in any Target Country in accordance with the timeframes set forth in the Global Commercialization Plan, or in the event that ViroPharma shall not have used its Commercially Reasonable Efforts to commercially launch a ViroPharma Product in any Target Country in accordance with the timeframes set forth in the Global Commercialization Plan (except in both cases as a result of (a) a Force Majeure Event, or (b) ViroPharma’s good faith reasonable determination regarding the advisability, from a regulatory or commercial perspective, of proceeding as originally planned in the Global Commercialization Plan, including as a result of Sanquin’s failure or inability to supply ViroPharma Product or withholding of consent or any other action or omission of Sanquin that affects the timing or feasibility of any of the events described in the Global Commercialization Plan, and, in all cases discussed and approved by the Parties within the scope of the JSC (each, a “Valid Delaying Event”)), upon delivery of written notice by Sanquin, if ViroPharma has not taken corrective action within *** days of the date of such notice (such action to be demonstrated by ViroPharma), Sanquin may decide that ViroPharma’s rights as set out in Section 2.2 shall lapse with respect to such affected portion of the ViroPharma Territory, which decision shall be confirmed in writing by Sanquin to ViroPharma.

2.7.2 In the event that Sanquin receives a bona fide written offer from a ready, willing and able prospective Third Party that has access to Plasma in a certain country that is in the ViroPharma Territory, to toll manufacture out of such Plasma a Product, to be marketed and sold in such country, and ViroPharma does not, at the time, distribute or have a plan to distribute ViroPharma Products in such country, then Sanquin shall be permitted to negotiate such offer; provided that it gives notice to ViroPharma, includes

ViroPharma in the negotiations as far as the Product is concerned, and enters into an agreement with ViroPharma and the Third Party, on terms acceptable to all parties involved.

ARTICLE 3

JOINT STEERING COMMITTEE; DEVELOPMENT ISSUES

3.1 Joint Steering Committee.

3.1.1 Within thirty (30) days after the Effective Date, the Parties shall form a joint steering committee (“JSC”) consisting of an equal number of representatives of each Party. The Parties agree that the JSC shall be a consultation body. Within the scope of the JSC (or any subcommittee thereof as may be established by the Parties), the Parties shall:

(a) approve of (amendments, modifications or updates to) the Global Commercialization Plan;

(b) report progress and communicate the status of each Party’s performance of its obligations under this Agreement, including the implementation of the Global Commercialization Plan;

(c) report the progress of and any findings from the Sanquin Early Stage Research Programs;

(d) establish and periodically update the Capacity Schedule;

(e) agree on the terms of the PV Agreement;

(f) agree on the terms of the Quality Agreement;

(g) establish a structured improvement program relating to the manufacturing of the ViroPharma Product, including: developing *** if and to the extent possible, it being understood that any *** relating to a modification of the ***, if any, will be exclusively for the benefit of Sanquin;

(h) confer regarding additional related matters at the request of either Party;

(i) discuss matters including but not limited to (i) pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of ViroPharma Product or Product; (iii) regulatory and quality assurance matters; and (iv) manufacturing. In addition, the operation of the JSC shall be as follows:

3.1.2 ViroPharma and Sanquin shall each appoint *** representatives as their representatives to serve on the JSC, it being understood that the Parties may at any time agree to change such number of representatives to be appointed by each Party. The representatives of a Party may be changed from time to time at the discretion of that Party upon written notification by the Party making such change to the other. The Parties shall take turns appointing one of their representatives to serve as chairperson of the JSC for a *** year term.

3.1.3 The JSC shall meet from time to time as determined by the JSC members. It is expected that the JSC shall meet in person at least once in each calendar quarter, at a location to be agreed by the Parties. Minutes of all meetings will be prepared and circulated by the Party hosting the meeting within *** days of such meeting. A meeting may be held by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

3.2 Sanquin’s Development Program.

3.2.1 The Parties acknowledge that Sanquin has conducted, currently conducts, and will, in the future, conduct in vitro and animal studies research programs and Phase I/II Clinical Studies relating to (i) the Product, including concerning (a) possible improvements to the Product, (b) portions of the Product, including any fragment, peptide mimetic or other composition of matter that is derived from C1 esterase inhibitor or information relating thereto (including its sequence, structure or activity), (c) discovery, device or formulation related to C1 esterase inhibitor or use thereof, and (d), in all of the foregoing cases, whether or not patented or patentable, including any enhancement in the operation, ingredients, presentation, formulation (including Subcutaneous Injection), means of delivery or dosage, any discovery or development of any new or expanded indications or applications for C1 esterase inhibitor, or any discovery or development that improves the stability, safety or efficacy thereof), and (ii) “recombinant” C1 esterase inhibitor (like) product, by itself and also together with Affiliates and/or Third Parties, including, but not limited to, academic research institutions (“Sanquin’s Research Partners”), all such research programs and clinical studies collectively referred to as the “Sanquin Early Stage Research Programs” (and, each individually, a “Sanquin Early Stage Research Program”), and all current Sanquin Early Stage Research Programs as listed in Appendix 3, attached hereto and to be updated by Sanquin from time to time by providing notice to ViroPharma.

3.2.2 Sanquin shall enter into a written agreement with each of Sanquin’s Research Partners for the purposes of (a) requiring each subject Sanquin’s Research Partner to maintain the confidentiality of all confidential information disclosed in connection therewith other than publications with Sanquin as permitted by Section 3.2.10; (b) requiring each subject Sanquin’s Research Partner to assign and to agree to assign any and all intellectual property rights and data created under any Sanquin Early Stage Research Program to Sanquin or to Sanquin’s designee (to the extent permitted under Applicable Law); (c) agreeing to the restrictions set forth in Section 3.2.7 below; and (d) requiring each of Sanquin’s Research Partners to otherwise comply with the terms of this Section 3.2 to the extent applicable. Each such written agreement shall confirm that ViroPharma is an intended third party beneficiary thereof, and ViroPharma shall have the right to receive a copy of each such agreement upon request. It is understood that the aforementioned obligation to enter into written agreements with Sanquin’s Research Partners relates to Sanquin’s future Research Partners. With respect to Sanquin’s existing Research Partners at the Effective Date, Sanquin shall use best efforts to enter into such agreements.

3.2.3 During a five-year-period after the Effective Date; i.e. until 31 December 2014, ViroPharma shall support the Sanquin Early Stage Research Programs by way of payment of an amount of €1,000,000 (one million euros) per annum, to be paid in *** installments, and to be paid in full on or before the *** day of the *** to which they relate. The aforementioned amount shall be adjusted annually on January 1, starting on ***, on the basis of the adjustment of the *** according to the following formula: ***. In the beginning of *** the Parties shall evaluate the support of the Sanquin Early Stage Research Programs by ViroPharma and no later than 1 July *** the Parties shall decide whether or not ViroPharma shall continue such support as of 1 January *** for a subsequent period and amount to be agreed upon between the Parties.

3.2.4 In return (as long as ViroPharma supports the Sanquin Early Stage Research Programs) ViroPharma shall have a first right of refusal (as further set out below) to further develop and subsequently commercialize the subject matter of each Sanquin Early Stage Research Program in the ViroPharma Territory, provided (for the avoidance of doubt) that any resulting ViroPharma Product shall be manufactured by Sanquin (and its Affiliates and/or Sanquin’s subcontractors) upon commercially reasonable terms to be agreed upon between the Parties.

3.2.5 Sanquin shall regularly report to the JSC in respect of the progress of and any findings from the Sanquin Early Stage Research Programs.

3.2.6 ViroPharma may agree to become primarily responsible for any Sanquin Early Stage Research Program and to further develop the subject matter of any Sanquin Early Stage Research Program. In such event ViroPharma will prepare projections and commercialization plans for discussion with Sanquin, with periodic updates as agreed by the Parties. Furthermore in such event further research may be contracted out by ViroPharma to Sanquin or carried out elsewhere at ViroPharma’s discretion. In case of contracting out to Sanquin a specific research and development program and budget will be agreed upon by the Parties.

3.2.7 If ViroPharma has agreed to become primarily responsible for any Sanquin Early Stage Research Program, and in the event that the outcome from such Sanquin Early Stage Research Program is not patentable, ViroPharma shall have exclusive rights to all data, information, materials and inventions and intellectual property rights in relation to and/or resulting from such Sanquin Early Stage Research Program, provided however, that Sanquin and Sanquin’s Research Partners shall have the non-exclusive, non-transferable right to practice or use any new invention or data for Sanquin’s own internal, non-commercial research purposes free of any obligation to compensate ViroPharma, and shall provide periodic updates of all such activities to ViroPharma.

3.2.8 If ViroPharma has agreed to become primarily responsible for any Sanquin Early Stage Research Program, and in the event that the outcome from any Sanquin Early Stage Research Program is patentable, Sanquin shall submit a complete description of such patentable discovery to ViroPharma (a “Patentable Discovery Notice”). ViroPharma shall have *** days to evaluate such Patentable Discovery Notice and in the event ViroPharma provides written notice electing to pursue such Patentable Discovery Notice within such ***-days-period, then ViroPharma and Sanquin shall collaborate to prepare, file and prosecute the discovery described in the Patentable Discovery Notice. ViroPharma shall be the party who files such patent provided however that Sanquin shall be provided an opportunity to review the text of the application before filing and ViroPharma shall consult with Sanquin with respect thereto and shall provide Sanquin with copies of such filing and the status of the filing as well as copies of all correspondence related to the filing, prosecution and maintenance of such filing. ViroPharma shall pay *** incurred in preparing, filing, prosecuting and maintaining such patents. In addition, ViroPharma shall provide Sanquin with a one-time payment of €*** euros) upon the filing of any such patent. ViroPharma hereby grants, and shall grant, to Sanquin and Sanquin’s Research Partners, a non-exclusive, non-transferable right to practice or use any new invention or data for Sanquin’s own internal, non-commercial research purposes free of any obligation to compensate ViroPharma (without prejudice to Section 3.2.14). In the event ViroPharma does not provide Sanquin with a notice electing to pursue a Patentable Discovery Notice within *** days, then Sanquin shall be free to file a patent (and shall solely bear all costs related to the filing, prosecution and maintenance of a patent) and shall solely own all data, information, materials, inventions and any and all intellectual property rights covered by such patent.

3.2.9 In the event that Sanquin identifies a certain finding from the Sanquin Early Stage Research Programs as an interesting lead for further development, and if ViroPharma has not confirmed to Sanquin in writing within a period of *** months upon presentation of such finding by Sanquin to the JSC its decision to pursue such finding, the Parties shall confirm this in writing and Sanquin shall have the right to enter into an agreement with a Third Party to seek commercialization of such product lead with such Third Party. For the avoidance of doubt: in such event ViroPharma shall have no rights (including any intellectual property rights) with respect to such product lead.

3.2.10 At any point in time when Sanquin is of the opinion to have gathered sufficient scientific data from any Sanquin Early Stage Research Program, even if ViroPharma has agreed to become primarily responsible for any Sanquin Early Stage Research Program pursuant to execution of its first right of refusal as referred to in Section 3.2.4 above, Sanquin’s research staff may publish results from such Sanquin Early Stage Research Program (a “Public Disclosure”), provided that the Parties have agreed that there are no results, discoveries, or inventions that should be patent-protected first or that either Party would seek to maintain as a trade secret. Sanquin shall provide a draft manuscript of any Public Disclosure to ViroPharma not less than *** days before a presentation or submission for publication to enable ViroPharma to review and comment upon such Public Disclosure. Upon notification by ViroPharma that the draft manuscript contains information for which ViroPharma desires to seek patent protection, Sanquin shall remove such information prior to such Public Disclosure. If ViroPharma does not respond to Sanquin within such *** day period, then Sanquin shall be free to publish the Public Disclosure exactly as presented to ViroPharma.

3.2.11 ViroPharma is considering the development of a “recombinant” (non-plasma derived) C1 esterase inhibitor to be commercialized by ViroPharma. In case of contracting out of such development to Sanquin a specific research and development program and budget will be agreed upon by the Parties.

3.2.12 Without prejudice to Section 12.1, in the event of commercialization of a “recombinant” (non-plasma derived) C1 esterase inhibitor by ViroPharma or any of its Affiliates, including any Third Party directly or indirectly taking over ViroPharma in the future, Sanquin shall be entitled to compensation in the form of milestone payments or royalties. The Parties agree that they shall negotiate in good faith the amount of such compensation to be paid to Sanquin, taking into account among other things that such “recombinant” C1 esterase inhibitor will compete with the Product and the ViroPharma Product and that it may not or only to limited extent be manufactured by Sanquin, while it can only be successfully launched thanks to the Sanquin Technology and the commercialization of the Product and the ViroPharma Product. For the avoidance of doubt, any such recombinant product is not a “Product” or a “ViroPharma Product” under this Agreement unless and until the Parties agree otherwise.

3.2.13 Sanquin shall have the right to seek to include in its regulatory dossiers any improvements to the ViroPharma Product, including but not limited to new indications, applications or formulations, including Subcutaneous Injection, but (a) only for the HAE indication; and (b) only for marketing and sales of Cetor/Cetor NF in the Sanquin Precedent Countries and the Sanquin Partnered Countries (Europe) and the Sanquin Partnered Countries (ROW).

3.2.14 In case of new indications licensed to ViroPharma relating to Cinryze or any ViroPharma Product other than the HAE-indication or any improvements relating to the HAE-indication that can not be included in Sanquin’s Cetor/Cetor NF dossiers as set forth in Section 3.2.13, Sanquin and/or any of its Affiliates will receive a *** license (including a license to use any intellectual property rights developed and owned by ViroPharma hereunder, to the extent necessary to distribute such ViroPharma Product for such new indications or improvements to the HAE-indication) for these new indications or improvements to the HAE-indication in the Sanquin Precedent Countries.

3.3 ViroPharma’s Development Program. In addition to ViroPharma’s rights set forth in Section 3.2.4, the Parties will from time to time, discuss the status of ViroPharma’s development efforts relating to any ViroPharma Product, including Sanquin’s accommodation of and participation in such efforts in accordance with the provisions of Article 4 and Article 5. In the event that the Parties believe that more significant development efforts are required by

Sanquin, the Parties may enter into good faith negotiations regarding a specific research and development program and budget, pursuant to which, upon the Parties mutual agreement, Sanquin would support ViroPharma’s exercise of its rights to develop the applicable ViroPharma Product.

3.4 Global Development of ViroPharma Products. Pursuant to and subject to the terms of this Agreement, ViroPharma shall use its Commercially Reasonable Efforts to develop and commercialize ViroPharma Products in the ViroPharma Territory, with the goal of obtaining Regulatory Approval and commercial sales of ViroPharma Products in the Target Countries. Within *** days of the Effective Date, the Parties agree to jointly submit to the JSC for approval by the Parties a Global Commercialization Plan (the “Global Commercialization Plan”) that identifies Target Countries and describes the development and obtaining of Regulatory Approval of ViroPharma Products in Target Countries. Either Party may, from time to time, submit amendments, modifications or updates to the Global Commercialization Plan to the JSC for approval by the Parties. ViroPharma agrees to use its Commercially Reasonable Efforts to conduct its development work consistent with the Global Commercialization Plan. Each Party shall cooperate with and provide reasonable support to the other Party in such Party’s conduct of development as provided in the Global Commercialization Plan.

ARTICLE 4

REGULATORY MATTERS

4.1 Obligations relating to ViroPharma Product.

4.1.1 Filing and Maintenance of Regulatory Approval.

(a) Subject to and in accordance with the Global Commercialization Plan, ViroPharma shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for the ViroPharma Product, including the Cinryze Marketing Authorization, and undertake all related regulatory activities in connection therewith, including but not limited to conducting clinical studies as well as filing of and following-up on applications for such Regulatory Approvals with the relevant Regulatory Authorities, at ViroPharma’s ***. Also after any Regulatory Approval for the ViroPharma Product has been obtained, ViroPharma shall be responsible for all regulatory activities with respect to such Regulatory Approval, at ViroPharma’s ***.

(b) ViroPharma shall be solely responsible for conducting and supporting all clinical trials and other development activities in support of its efforts described in Section 4.1.1(a) and the Global Commercialization Plan. ViroPharma shall periodically provide Sanquin with the opportunity to review, to make recommendations concerning and to approve of such clinical trials and other development activities in advance of conducting such clinical trials within the scope of the JSC. More specifically ViroPharma shall present to and discuss with Sanquin a request for approval of any clinical trial it intends to conduct together with a general outline of such clinical trial, including details in respect of the disease entity, the sites (especially if the sites are in the Sanquin Precedent Countries, the Sanquin Partnered Countries (Europe) or the Sanquin Partnered Countries (ROW)), the dosing scheme and the clinical endpoint. Subsequently Sanquin shall have *** Business Days to consider such clinical trial and to respond to ViroPharma’s request for approval thereof, it being understood that Sanquin shall take into account any recommendations and/or requirements with respect to such clinical trial made by the EMEA, FDA or any other Regulatory Authority. If Sanquin does not respond to ViroPharma’s request for approval of such clinical trial within such ***-Business Day-period, such approval shall be deemed given by Sanquin. Any disapproval by Sanquin of a clinical trial shall be duly substantiated, it being understood that the only basis for disapproval can be ***. In the event of a major change to a general outline of a clinical trial as approved by Sanquin, ViroPharma will notify Sanquin thereof, in which event Sanquin will have another ***-Business Day-period to consider and approve such major change in accordance with what is set out before.

4.1.2 Ownership of Regulatory Approvals. ViroPharma shall own and grants no rights to Sanquin in and to the, Regulatory Approvals for the ViroPharma Product. Sanquin shall establish and maintain such Regulatory Documentation necessary to support the exercise of ViroPharma’s rights, and the exercise of ViroPharma’s obligations, under this Agreement.

4.1.3 Information obligations relating to Regulatory Approvals. ViroPharma shall inform Sanquin on a *** basis of the status of all applications for Regulatory Approvals for the ViroPharma Product as filed by ViroPharma. In addition ViroPharma shall provide to Sanquin copies of all registration dossiers relating to the ViroPharma Product (including any updates of such dossiers) that are the subject of Regulatory Approvals.

4.1.4 ViroPharma and Sanquin shall disclose to each other all data resulting from clinical studies as well as any other data of which either of them may come into possession related to the Product or the ViroPharma Product. ViroPharma and Sanquin agree to consult with each other in the interpretation and reporting of such data. ViroPharma and Sanquin shall have the right to use such data *** in reporting and updating their regulatory files in support of obtaining and maintaining regulatory approvals.

4.1.5 Commercialization. ViroPharma shall use its Commercially Reasonable Efforts to, after receipt of Regulatory Approval for a ViroPharma Product in a Target Country, launch such ViroPharma Product for commercial sale in such Target Country in accordance with the timeframes set forth in the Global Commercialization Plan. ViroPharma shall promptly deliver notice to the JSC of its decision to cease the commercialization of, or to not commercialize, a ViroPharma Product in any country of the ViroPharma Territory where ViroPharma holds a valid Regulatory Approval or has filed an application for Regulatory Approval including in such notice whether such determination is a result of a Valid Delaying Event. If such decision is not a result of a Valid Delaying Event, upon written request of Sanquin, ViroPharma shall have the option to (i) change its decision and use its Commercially Reasonable Efforts to commercialize the ViroPharma Product in such Target Country (and shall have *** days to provide Sanquin with reasonable evidence of such efforts) or (ii) transfer its rights to such Regulatory Approval with respect to such Target Country or application for Regulatory Approval with respect to such Target Country to Sanquin for ***.

4.1.6 ViroPharma shall promptly inform Sanquin of the filing of a petition for bankruptcy of ViroPharma or any application for any equivalent insolvency proceedings in respect of ViroPharma. After ViroPharma has become bankrupt or insolvent upon filing of such petition or application, the following applies: in the event that ViroPharma is in breach of this Agreement and such breach has not been cured within *** Business Days after delivery of a written notice of default, Sanquin shall *** obtain for *** ViroPharma’s rights to the Regulatory Approvals as obtained by ViroPharma and/or the applications for Regulatory Approvals as filed by ViroPharma under this Agreement.

4.1.7 Cooperation. Without limiting the generality of the foregoing, the Parties shall, in compliance with Applicable Law, collaborate and cooperate in the preparation and filing of all applications for Regulatory Approvals for the ViroPharma Product, including without limitation in connection with communications to or inspections or audits by a Regulatory Authority. Without limiting the generality of the foregoing, in connection with the preparation and filing of the Cinryze Marketing Authorization, Sanquin shall cooperate with any reasonable requests for assistance from ViroPharma, including by, at Sanquin’s ***, (a) making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the ViroPharma Product, and (b) disclosing and making available to ViroPharma its Regulatory Documentation including without limitation manufacturing and quality control data and other information on the manufacturing process for the ViroPharma Product as is reasonably necessary to prepare, file, obtain and maintain any Regulatory Approval for the ViroPharma Product.

4.2 Pharmacovigilance.

4.2.1 Each Party shall promptly notify the other Party of any information that comes to such Party’s attention concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, and the severity thereof, due to any cause associated with, or observed in conjunction with the use or following administration of, the ViroPharma Product in accordance with that certain Pharmacovigilance Agreement to be entered into between the Parties (the “PV Agreement”). The terms of the PV Agreement shall be discussed and agreed upon between the Parties within the scope of the JSC. The Parties shall use best efforts to enter into such PV Agreement no later than ***.

4.2.2 Product Recalls. If a Party should elect, or be required by a Regulatory Authority with jurisdiction thereof to initiate a recall, withdrawal, stock recovery or field correction with respect to a batch of ViroPharma Product (each, or collectively, a “Recall”) due to a defect in such batch of ViroPharma Product, or for any other reason whatsoever, in each case, that would be reasonably likely to impact the marketing or sale of ViroPharma Product, such Party shall immediately notify the other Party thereof.

Sanquin shall have the sole right and responsibility, to initiate all Recall procedures required or requested by any Regulatory Authority in the Sanquin Precedent Countries, or to have conducted on its behalf by a Third Party as determined appropriate by it in its sole discretion, and ViroPharma shall have the sole right and responsibility, to initiate all Recall procedures required or requested by any Regulatory Authority in the ViroPharma Territory, or to have conducted on its behalf by a Third Party as determined appropriate by it in its sole discretion, provided, however, that Sanquin shall not initiate any voluntary Recall without the prior written consent of ViroPharma and that ViroPharma shall not initiate any Recall without the prior written consent or upon instruction of Sanquin. ViroPharma shall be liable for any and all costs made in relation to a Recall (including costs made by Sanquin). However, Sanquin shall be liable for such costs if a Recall is the result of Sanquin’s manufacturing error or omission, or the negligence of Sanquin.

4.2.3 Retention of Samples and Documentation.

(a) Generation and Retention Sanquin. Sanquin shall generate, retain and maintain (a) all records necessary to comply with cGMP and all other Applicable Law relating to the manufacture of the ViroPharma Product; (b) all manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the manufacturing of the ViroPharma Product; and (c) samples of each batch and raw materials (including without limitation the Sanquin Plasma).

(b) Generation and Retention ViroPharma. ViroPharma shall generate, retain and maintain: (a) all records necessary to comply with good distribution practices and all other Applicable Law relating to the storage, distribution and sale of the ViroPharma Product; and (b) all records, standard operating procedures, equipment log books, suppliers data and other raw data relating to the purchase, storage and shipment of the ViroPharma Plasma and samples of ViroPharma Plasma.

For purposes of this Section 4.2.3, samples shall include a quantity of representative material of each batch and raw materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample.

(c) Retention Period. All materials, samples, records and other items referred to in this Section 4.2.3 shall be retained by Sanquin and ViroPharma, respectively, for such period as may be required by cGMP, good distribution practices and all other Applicable Law.

ARTICLE 5

MANUFACTURING AND SUPPLY OF PRODUCT

5.1 Supply of ViroPharma Product to ViroPharma.

5.1.1 As per the date on which ViroPharma commences marketing a ViroPharma Product in any part of the ViroPharma Territory following its receipt of Regulatory Approval in such territory and in accordance with the forecasting and ordering mechanism as agreed upon between the Parties, Sanquin shall supply to ViroPharma such ViroPharma Product as ordered by ViroPharma in accordance with Section 5.3.

5.1.2 Sanquin, as the owner of the Sanquin Technology, shall be responsible for manufacturing the ViroPharma Product (whether by itself or its Affiliates (including CAF-DCF) or any subcontractors). Sanquin shall manufacture the ViroPharma Product on the basis of surplus fractions from Plasma obtained by Sanquin, as available from time to time (“Sanquin Plasma”). ViroPharma shall pay to Sanquin a price for such ViroPharma Product as manufactured on the basis of Sanquin Plasma as set out in Section 6.1.1 (“Purchase Price”). If and to the extent that ViroPharma’s demand for ViroPharma Product exceeds the volume of ViroPharma Product as can be supplied by Sanquin on the basis of Sanquin Plasma, the ViroPharma Product shall be manufactured by Sanquin for ViroPharma on a toll-manufacturing basis, using Plasma supplied to Sanquin by ViroPharma (“ViroPharma Plasma”) ***, for a toll manufacturing fee as set out in Section 6.1.2 (“Manufacturing Fee”) and as further set out in Section 5.2 below. Sanquin shall ensure that the Sanquin Plasma and ViroPharma shall ensure that the ViroPharma Plasma shall be collected in accordance with the procedures set out in the Quality Agreement.

5.2 Toll manufacturing services.

5.2.1 Supply of ViroPharma Plasma by ViroPharma to Sanquin. ViroPharma shall supply to Sanquin *** sufficient quantities of ViroPharma Plasma required for the manufacture of the ViroPharma Product pursuant to this Agreement.

5.2.2 ViroPharma shall supply all such ViroPharma Plasma to Sanquin at CAF-DCF’s warehouse in Buggenhout, Belgium, at ViroPharma’s ***

5.2.3 Handling of ViroPharma Plasma. Sanquin shall procure that upon receipt of ViroPharma Plasma at the warehouse in Buggenhout, Belgium, CAF-DCF shall provide the following services:

(i) take in and store said ViroPharma Plasma, up to a maximum of ***% of the volume of ViroPharma Plasma required to manufacture such volume of ViroPharma Product as (anticipated to be) ordered for the next ***-month-period according to the latest Semiannual Forecast, it being understood that a temporary excess of such maximum is permitted with the prior approval of Sanquin;

(ii) assemble said ViroPharma Plasma into batches ready for manufacturing; and

(iii) subsequently transport such batches to the relevant manufacturing facility for the manufacture of the ViroPharma Product,

collectively: (the “Handling Services”), such Handling Services to be carried out in accordance with the Quality Agreement.

5.2.4 Residuals of ViroPharma Plasma. Subject to any agreements that ViroPharma or its Affiliates has/have with any Third Parties, Sanquin may purchase from ViroPharma such components or residuals of ViroPharma Plasma as are, as of the time of such purchase, in surplus to the needs of ViroPharma (to the sole discretion of ViroPharma) at such reasonable prices to be agreed upon in writing between the Parties. Any remaining residuals not purchased by Sanquin will be stored and maintained by Sanquin in the plasma warehouse of CAF-DCF in Buggenhout, up to a maximum volume of residuals equal to ***% of the volume of ViroPharma Plasma required to manufacture such volume of ViroPharma Product as (anticipated to be) ordered for the next ***-month-period according to the latest Semiannual Forecast (it being understood that a temporary excess of such maximum is permitted with the prior approval of Sanquin) and/or otherwise made available for sale to other parties as ViroPharma shall determine. The Parties agree to negotiate in good faith on any fees for these additional services.

5.3 Forecasts and Orders

5.3.1 At least *** days prior to the first day of each Semiannual Period during the Term, ViroPharma shall deliver to Sanquin a written, good faith *** month forecast of the volume of ViroPharma Product that ViroPharma then anticipates will be required to be produced and delivered to ViroPharma during that *** month period (the “Semiannual Forecast”). The first *** months of the Semiannual Forecast shall contain ViroPharma’s volume requirements for ViroPharma Product by month (the “Firm Portion”), which shall be binding on the Parties. The remaining *** months of the Semiannual Forecast shall contain ViroPharma’s non-binding then-anticipated volume requirements for ViroPharma Product by calendar *** only.

5.3.2 As part of each Firm Portion, ViroPharma shall place firm orders with Sanquin, setting forth Units (or any other measurement agreeable to both Parties), the various countries such Units shall be delivered to, anticipated delivery dates and shipping instructions with respect to each shipment of ViroPharma Product for delivery. Actual supply and shipment shall then take place pursuant to purchase orders which are in a form and according to a working procedure mutually acceptable to ViroPharma and Sanquin and consistent with the terms of this Agreement.

5.3.3 Sanquin shall not be obligated to accept any Firm Portion to the extent the quantity of ViroPharma Product ordered pursuant to such Firm Portion exceeds ***% of the quantity of ViroPharma Product that was anticipated to be ordered for the same Semiannual Period according to the immediately preceding Semiannual Forecast.

Notwithstanding the foregoing limitations, Sanquin shall use commercially reasonable efforts to fill such order for such excess quantities from available supplies, and Sanquin shall use commercially reasonable efforts to notify ViroPharma within *** Business Days after receipt of an order of Sanquin’s ability to fill any amounts of such order in excess of the quantities that Sanquin is obligated to supply. ViroPharma shall notify Sanquin as soon as possible of an increase in ViroPharma’s requirements for ViroPharma Product materially in excess of the limits set forth herein. In any event the quantity of ViroPharma Product that Sanquin is obligated to supply to ViroPharma under this Agreement shall in any year not exceed the maximum amount as established for the ViroPharma Portion in the Capacity Schedule for such year.

5.3.4 In the event that ViroPharma submits any Firm Portion for ViroPharma Product for less than ***% of the quantity of ViroPharma Product anticipated to be ordered for the same Semiannual Period according to immediately preceding Semiannual Forecast, Sanquin nevertheless shall have the right to supply and ship to ViroPharma (in accordance with the shipping instructions most recently supplied by ViroPharma) ***% of the quantity of ViroPharma Product set forth in the immediately preceding Semiannual Forecast for such Semiannual Period. ViroPharma shall notify Sanquin as soon as possible of a decrease in ViroPharma’s requirements for ViroPharma Product materially below the limits set forth herein. In the event of such a decrease, Sanquin shall use commercially reasonable efforts, but shall not be required, to reduce accordingly.

5.3.5 Notwithstanding the foregoing, the Parties may mutually agree to a forecasting and ordering procedure in advance of a Launch.

“Launch” means as the case may be, the commercial launch of a ViroPharma Product in a new country in the ViroPharma Territory; a substantial increase in the amount of ViroPharma Product manufactured by Sanquin or by any Affiliate and/or subcontractor resulting from capacity expansion as reflected in the Capacity Schedule; and/or the commercial launch of additional or new dosage strengths and/or formulations of a ViroPharma Product; and/or the commercial launch of a ViroPharma Product for new or additional indications.

5.4 Minimum Purchase Requirement.

5.4.1 Notwithstanding any provision in this Agreement to the contrary, in each calendar year during the Term beginning in calendar year 2016, ViroPharma shall purchase from Sanquin no less than a minimum quantity of ViroPharma Product as established by the Parties for such calendar year and as specified in Appendix 1 hereto (the “Annual Minimum Quantity”).

5.4.2 The purchase obligations set forth in Section 5.4.1 are on a take or pay basis. This means that in the event that ViroPharma does not purchase the Annual Minimum Quantity during any calendar year, ViroPharma shall be obligated to pay to Sanquin within *** days following the end of the subject calendar year an amount equal to the difference in amounts actually paid for the ViroPharma Product purchased during that calendar year and the amount that would have been paid had ViroPharma purchased the Annual Minimum Quantity during that calendar year. The foregoing shall be

Sanquin’s sole remedy for ViroPharma’s failure to meet its obligations under Section 5.4.1 for such calendar year; provided, however, that, in the event that ViroPharma breaches its obligations under Section 5.4.1 and also fails to make the payment described in this Section 5.4.2, then Sanquin shall have the right to terminate this Agreement in accordance with the provisions of Section 10.2.1(b) and/or to seek performance of ViroPharma’s payment obligations under this Section 5.4.2.

5.4.3 The Parties agree that the Annual Minimum Quantity for any calendar year shall be reasonably and proportionately reduced for such calendar year in the event that Sanquin and/or Sanquin’s Affiliates fails for any reason (other than due to the fault of ViroPharma or any Affiliate of ViroPharma), including due to a Force Majeure Event, to manufacture and deliver ViroPharma Product to ViroPharma in accordance with the requirements of this Agreement. For the avoidance of doubt, in the event of a reduction described in this Section 5.4.3, such reduced amount shall not be carried forward to the following calendar year.

5.4.4 Beginning in 2013, the Parties shall enter into good faith negotiations for the purpose of establishing the Annual Minimum Quantity for the *** calendar years beginning in 2016, taking into account all relevant factors, including product exclusivity in the applicable countries in the ViroPharma Territory, the competitiveness of alternative products in the market place or under development, the commercial value of the ViroPharma Product and other relevant factors. Thereafter, for calendar years subsequent to ***, the Parties shall similarly enter into good faith negotiations for the purpose of establishing the Annual Minimum Quantity for such calendar years reasonably in advance of such calendar years. In all cases, the Parties shall reflect their agreement in writing in Appendix 1 hereto.

5.5 Conformity.

5.5.1 The ViroPharma Product shall be manufactured by Sanquin at the Manufacturing Facilities and according to the manufacturing process as set forth in the Specifications.

5.5.2 The above manufacturing shall include, without limitation, applying all ViroPharma Product labeling and package inserts and properly packing the ViroPharma Product for shipment as required by the applicable Regulatory Authority.

5.5.3 ViroPharma will advise Sanquin in writing of any proposed modifications to the Specifications. Sanquin shall determine whether such proposed modifications are feasible from both a technical and a cost-effectiveness perspective and shall implement said modifications upon written acceptance thereof. Similarly, Sanquin shall advise ViroPharma in writing of any proposed or required changes to the Specifications prior to the implementation thereof. The Parties agree that the procedure for approving changes to the Specifications shall be elaborated in the Quality Agreement.

5.6 Quality control.

5.6.1 Sanquin shall conduct, or cause to be conducted, quality control testing of ViroPharma Product prior to shipment to ViroPharma, in accordance with the Specifications (the “Quality Testing”). The Quality Testing shall include all release testing as required by the applicable Regulatory Authorities. Sanquin shall retain records pertaining to the Quality Testing. Each shipment of ViroPharma Product hereunder shall be accompanied by a certified quality control protocol and certificate of analysis for each batch of ViroPharma Product therein.

5.6.2 Sanquin shall make the final ViroPharma Product available for ViroPharma at Sanquin’s Manufacturing Facility. The final ViroPharma Product shall include all ViroPharma Product labeling, package inserts, proper packing for shipment and a certified quality control protocol and certificate of analysis for each batch of ViroPharma Product as referred to in Section 5.6.1 above. ViroPharma shall be responsible for collection of such final ViroPharma Product at the Manufacturing Facility of Sanquin and shipment thereof to ViroPharma.

5.6.3 ViroPharma shall accept or reject the ViroPharma Product in accordance with the procedures as set forth in the Quality Agreement.

5.7 Shortage of ViroPharma Product.

5.7.1 In addition to the obligations set forth in Section 17.3 relating to a Force Majeure Event, Sanquin shall notify ViroPharma: (a) as promptly as possible, but in no event more than *** days after Sanquin’s receipt of a firm purchase order from ViroPharma, or (b) immediately upon becoming aware of Sanquin’s inability to supply the quantity of ViroPharma Product to ViroPharma that Sanquin is required to supply hereunder, of Sanquin’s inability to supply such quantities of ViroPharma Product. In such event, Sanquin shall allocate all available resources to remedy such shortage in the manner and to the extent that Sanquin provides to its ***, including *** in relation to the ***.

5.8 Title to ViroPharma Product.

5.8.1 Title to ViroPharma Product based on ViroPharma Plasma. Title to all ViroPharma Plasma and residuals thereof, all work in progress to manufacture ViroPharma Product on the basis of ViroPharma Plasma (including the Intermediates as manufactured from ViroPharma Plasma), and all completed ViroPharma Product manufactured on the basis of ViroPharma Plasma shall be in Viropharma.

5.8.2 Title to ViroPharma Product based on Sanquin Plasma. Title to completed ViroPharma Product manufactured on the basis of Sanquin Plasma shall transfer to ViroPharma upon delivery thereof to ViroPharma.

5.9 Quality Agreement. As soon as possible after the Effective Date and in any event prior to the commencement of manufacturing of any ViroPharma Product pursuant to this Agreement, the Parties shall enter in a quality agreement (the “Quality Agreement”) specifying operational routines between the Parties concerning (among other things) the origin, collection, delivery, intake, handling, processing, storage and testing of Plasma (including Sanquin Plasma and ViroPharma Plasma) and the manufacture (including formulation, filling, testing, packaging, release and procedures for acceptance and rejection) of ViroPharma Product from such Plasma. The Parties shall discuss and agree on the terms of the Quality Agreement within the scope of the JSC. The Quality Agreement will be subject to and consistent with the terms of this Agreement and the Specifications, and in the event of conflict between terms of this Agreement and/or the Specifications, as applicable, on the one hand, and the Quality Agreement on the other hand, this Agreement or the Specifications, as applicable, will govern, it being agreed that more specific provisions in the Quality Agreement shall not be deemed a conflict.

ARTICLE 6

PRICING

6.1 Prices for ViroPharma Product and Handling Services.

6.1.1 Purchase Price and Manufacturing Fee.

(a) The Purchase Price for ViroPharma Product shall be as set forth in Appendix 2 (under paragraph A).

(b) The Manufacturing Fee for ViroPharma Product shall be as set forth in Appendix 2 (under paragraph B).

It is explicitly acknowledged and agreed between the Parties that the Purchase Price and the Manufacturing Fee as applicable at the Effective Date are based on (i) the current ViroPharma Product, being freeze dried C1 esterase inhibitor for the HAE indication through intravenous use, and (ii) commercialization thereof in the current ViroPharma Territory, being Europe and Rest of World excluding the Excluded Territory, it being understood that the Excluded Territory currently includes (amongst others) all countries of North, Central and South America and Israel (including the Palestinian Authority). The Parties agree to negotiate in good faith a new Purchase Price and new Manufacturing Fee in the event of development and commercialization by ViroPharma of any new ViroPharma Product (including among other things in the event of a new indication or formulation) for the various countries in the ViroPharma Territory.

6.1.2 Batch release fee. ViroPharma shall pay to Sanquin a batch release fee as set forth in Appendix 2 (under paragraph E.).

6.1.3 Handling Services fee. ViroPharma shall pay to Sanquin a fee for the Handling Services as set forth in Appendix 2 (under paragraph F.).

6.1.4 Without prejudice to the annual indexation of the Purchase Price and the Manufacturing Fee as set out in Appendix 2, the Purchase Price and the Manufacturing Fee may be increased or decreased in accordance with the following:

(i) as agreed to by both Parties through good faith negotiations in order to: (a) cover Sanquin’s *** due to a significant change in manufacturing as a result of regulatory requirements; or (b) *** as a result of the implementation of any *** if and to the extent such *** between the Parties and excluding any *** relating to a modification of the ***, if any, which *** will be exclusively for the benefit of Sanquin;

(ii) as agreed to by both Parties through good faith negotiations in order to cover an *** in Sanquin’s *** in relation to this Agreement, if such *** is the result of a future event that is industry-wide and not the result of an event for which Sanquin can be blamed; and

(iii) as agreed to by both Parties through good faith negotiations in the event of a significant change in (a) *** or (b) *** of ViroPharma Product as a result of regulatory requirements.

6.1.5 In addition to what is set out in Section 6.1.4 above, the Parties acknowledge and agree that the engagement of a Second Supplier (as referred to in Section 7.2.1) will lead to extra costs (in relation to the duplication of the manufacturing facility) which extra costs will lead to ***. The Parties agree that they shall negotiate in good faith the amounts of such ***.

6.1.6 All fees and prices are in euros and excluding VAT.

6.2 Invoices.

6.2.1 Sanquin shall invoice ViroPharma for the base fee component of the Purchase Price or the Manufacturing Fee (as the case may be) as well as the batch release fee for ViroPharma Product upon completion of each purchase order of ViroPharma Product. All such invoices shall be due and payable within *** calendar days after the date of invoicing. Sanquin shall reference ViroPharma’s purchase order on all invoices.

6.2.2 Each calendar year Sanquin shall invoice ViroPharma for the royalty component of the Purchase Price and/or the Manufacturing Fee, as the case may be, following the final determination of the net sales for the preceding calendar year in accordance with paragraph C of Appendix 2. All such invoices shall be due and payable within *** calendar days after the date of invoicing.

6.2.3 Sanquin shall invoice ViroPharma for the fee for the Handling Services periodically. All such invoices shall be due and payable within *** calendar days after the date of invoicing.

6.2.4 In the event of a delay in payment of an invoice, statutory commercial interest (wettelijke handelsrente) within the meaning of article 6:119a of the Dutch Civil

Code will be due by ViroPharma with respect to the invoiced amount, such interest to be calculated over the period as from the date following the due date of the invoice until and including the date of the actual payment of the invoice.

ARTICLE 7

CAPACITY SCHEDULE AND SECOND SUPPLIER

7.1 The Capacity Schedule. In the *** the Parties shall within the scope of the JSC establish a capacity schedule based on the Parties’ good faith estimate of the total requirements for C1 esterase inhibitor for the next calendar years, ***, which requirements shall comprise both *** as well as *** These total requirements shall be balanced against Sanquin’s aggregate manufacturing capacity for C1 esterase inhibitor (including the capacity of any Affiliate and/or subcontractor capable of acting as a Second Supplier (as defined in Section 7.2.1), if any) (the “Capacity Schedule”). The Capacity Schedule shall be updated within the scope of the JSC no less frequently than annually, and shall include projects identified by the Parties to enhance manufacturing capacity. Furthermore as soon as practicable beginning in ***, the Parties shall negotiate in good faith, taking into account all applicable factors, to establish the Capacity Schedule for the next *** calendar years after ***, and so on.

7.2 Second Supplier.

7.2.1 Sanquin shall enter into one or more manufacturing agreement(s) (“Subcontracting Agreement”), as the case may be, with one or more third party manufacturer(s), reasonably acceptable to ViroPharma, including possibly CAF-DCF, (“Second Supplier”), pursuant to which Subcontracting Agreement the Second Supplier shall be in a position to manufacture certain quantities of ViroPharma Product for the HAE-indication to be agreed upon by the Parties and to be included in the Capacity Schedule, and to provide for a back-up manufacturing facility in order to reasonably secure the manufacturing of ViroPharma Product under this Agreement (including in the event that Sanquin’s Manufacturing Facility is temporarily out of operation). Timing of the entry into of the Subcontracting Agreement, the terms of the Subcontracting Agreement (including but not limited to prices) and the identity of the Second Supplier shall be discussed and agreed between the Parties within the scope of the JSC. Sanquin shall provide ViroPharma with a complete and accurate copy of each Subcontracting Agreement and any subsequent amendments, all of which shall be in writing.

7.2.2 In addition, in the event of any of the following events occurring during the Term:

(a) the sale, lease, transfer, conveyance, or other disposition of all or substantially all of Sanquin’s assets;

(b) the dissolution of Sanquin;

(c) ViroPharma’s termination of this Agreement as a result of Sanquin’s uncured material breach;

(d) Sanquin’s termination of this Agreement in accordance with Section 10.1.1 below (for the avoidance of doubt: such event not including the termination of this Agreement upon expiry of the 18-year-renewal period as referred to in Section 10.1.1);

(e) Sanquin files for bankruptcy;

(f) a Force Majeure Event,

and only if such event shall result in Sanquin (including any successor of Sanquin) permanently ceasing to manufacture the ViroPharma Product, Sanquin hereby (i) grants and shall grant to ViroPharma a *** (except as set forth in Section 7.2.4) perpetual license and access to the Sanquin Technology; and (ii) assigns and shall assign to ViroPharma each of the Subcontracting Agreements; provided that Sanquin shall remain liable with respect to any liabilities or obligations thereunder relating to the period prior to the effective date of such assignment. Each Subcontracting Agreement shall provide that the Second Supplier shall in such event still be entitled to use the Sanquin Technology in order to manufacture the ViroPharma Product for ViroPharma and shall have assignment provisions consistent with this paragraph.

7.2.3 Sanquin shall notify ViroPharma as promptly as reasonably possible upon becoming aware that any of the events as set out in Section 7.2.2 above is anticipated to occur or has occurred, as the case may be.

7.2.4 In the event that ViroPharma is granted a license and gets access to the Sanquin Technology pursuant to Section 7.2.2 above, ViroPharma will make a one-time payment to Sanquin (or any resulting successor company) in the amount of ***); provided, however, that ViroPharma will not be obliged to make such payment if such payment has already been made by any of ViroPharma’s Affiliates. ViroPharma will make an additional payment to Sanquin for the time and material relating to and in connection with the transfer by Sanquin to ViroPharma of any Sanquin Technology beyond the Sanquin Technology related to the isolation of the active compound C1 esterase inhibitor, it being understood that the amount of such payment shall be agreed upon between the Parties through good faith negotiations. In addition to the aforementioned payment(s), ViroPharma will pay to Sanquin (or any resulting successor company) a royalty fee in the amount of ***% on net sales of ViroPharma Product in the ViroPharma Territory for a period of *** years, starting on the first day of the calendar *** immediately following the calendar *** in which ViroPharma is granted a license as set out in Section 7.2.2; each such year hereinafter referred to as a “Reference Year”. Such net sales of ViroPharma Product shall be determined as set out in Appendix 4. For the purposes of this Section 7.2.4 and Appendix 4, the term “ViroPharma Product” shall also include any other C1 esterase inhibitor plasma-derived product.

7.2.5 Sanquin shall invoice ViroPharma for the royalty fee for each Reference Year following the final determination of the net sales in such Reference Year in accordance with Appendix 4. All such invoices shall be due and payable within *** calendar days after the date of invoicing.

ARTICLE 8

REPRESENTATIONS, WARRANTIES, AND COVENANTS

8.1 ViroPharma Product Warranties from Sanquin. Sanquin hereby represents and warrants to ViroPharma as of the date of the delivery of ViroPharma Product to ViroPharma as follows: (a) such ViroPharma Product is in conformity with the Specifications; (b) such ViroPharma Product has been manufactured in conformance with cGMP, all other Applicable Law, this Agreement and the Quality Agreement; (c) title to such ViroPharma Product if and to the extent manufactured on the basis of Sanquin Plasma will pass to ViroPharma free and clear of any security interest, lien or other encumbrance; (d) such ViroPharma Product has been manufactured in facilities that are in compliance with Applicable Law at the time of such manufacture (including applicable inspection requirements of EMEA and other Regulatory Authorities); (e) the expiration date of such ViroPharma Product is no earlier than *** months after the date of delivery thereof; (f) such ViroPharma Product has not been adulterated or misbranded, and similar provisions of other Applicable Law; and (g) neither Sanquin nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the Federal Food, Drugs and Cosmetics Act, or any similar law in any country in the ViroPharma Territory.

8.2 ViroPharma Product Warranties from ViroPharma. ViroPharma hereby represents and warrants to Sanquin as follows: (a) ViroPharma shall import, use, sell and offer for sale the ViroPharma Product in the ViroPharma Territory in accordance with the Regulatory Approvals, good distribution practices and Applicable Law; (b) the ViroPharma Plasma as supplied by ViroPharma to Sanquin for the manufacturing of ViroPharma Product is in conformity with the Specifications, all other Applicable Law, this Agreement and the Quality Agreement; (c) ViroPharma, its Affiliates and any Person granted a sublicense by ViroPharma to distribute any ViroPharma Product are duly authorized to distribute ViroPharma Product in the ViroPharma Territory.

8.3 Additional Representations and Warranties.

8.3.1 By ViroPharma. ViroPharma hereby represents and warrants to Sanquin that (a) it is a private limited liability company duly organized and existing under the laws of Belgium; (b) it has the requisite authority to enter into this Agreement and to perform its obligations hereunder; (c) it has obtained all necessary corporate approvals to enter into this Agreement; (d) this Agreement is a legal, valid and binding agreement of ViroPharma, enforceable against ViroPharma in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; (e) it is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder; and (f) it is in material compliance with all laws and regulations applicable to conduct of its business.

8.3.2 By Sanquin. Sanquin hereby represents and warrants to ViroPharma that (a) it is a foundation organized and existing under the laws of The Netherlands; (b) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder; (c) it has obtained all necessary corporate approvals to enter into this Agreement; (d) this Agreement is a legal, valid and binding agreement of Sanquin enforceable against Sanquin in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; (e) the Cetor Product is approved for marketing and sale for hereditary angeoedema by the Dutch Medicines Evaluation Board; (f) there are no contractual or other restriction, limitation or condition which would affect adversely Sanquin’s ability to perform its obligations hereunder, or limit or otherwise restrict Sanquin from granting the licenses and other rights to the Sanquin Technology granted hereunder; (g) it is in material compliance with all Applicable Law; (h) it has sufficient capacity, facilities and employees with the requisite skill and experience to manufacture ViroPharma Product conforming to the warranty set forth in Section 8.1 hereof, and (i) there is no Third Party intellectual property which would be infringed as a result of manufacturing the ViroPharma Product in accordance with this Agreement.

8.4 Information Rights. Annually, (a) prior to ***, ViroPharma shall provide to Sanquin a copy of ViroPharma’s unaudited financial statements, compliant with US GAAP; and (b) prior to ***, ViroPharma shall provide to Sanquin a copy of ViroPharma’s audited financial statements, compliant with Belgian statutory requirements.

ARTICLE 9

INSPECTIONS

9.1 ViroPharma Inspections. Sanquin agrees that ViroPharma shall have the right from time to time, upon reasonable prior notice to Sanquin and during normal business hours, to inspect the Manufacturing Facilities as well as the manufacturing of each ViroPharma Product, including inspection of (a) the raw materials (including without limitation the Plasma) used in the manufacture of the ViroPharma Product, (b) the holding facilities for such raw materials, (c) the equipment used in the manufacture of the ViroPharma Product, and (d) all records relating to such manufacturing and the Manufacturing Facilities (to the extent they relate to the ViroPharma Product). Following any such inspection, ViroPharma shall discuss its observations and conclusions with Sanquin and Sanquin shall implement such corrective actions as may be reasonably determined by ViroPharma and if required pursuant to Applicable Law within such period as may be agreed by the Parties.

9.2 Sanquin Inspections. ViroPharma agrees that Sanquin shall have the right from time to time, upon reasonable prior notice to ViroPharma and during normal business hours, to inspect the ViroPharma Plasma collection centers, ViroPharma’s distribution channels as well as the performance by ViroPharma of its pharmacovigilance obligations under the PV Agreement. Following any such inspection, Sanquin shall discuss its observations and conclusions with ViroPharma and if required pursuant to Applicable Law, ViroPharma shall implement such corrective actions as may be reasonably determined by Sanquin and within such period as may be agreed by the Parties.

9.3 Regulatory Inspections. Each Party shall notify the other Party by telephone within *** hours, and in writing within *** Business Days, after learning of any proposed visit to, or inspection of, a Manufacturing Facility by any Regulatory Authority and promptly by telephone after learning of any unannounced visit to, or inspection of, a Manufacturing Facility by any Regulatory Authority, and Sanquin shall permit ViroPharma or its representatives to be present and participate in such visit or inspection. Each Party shall provide to the other Party a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, and any written communications received from such Regulatory Authority, in each case relating to the ViroPharma Product or any equipment or manufacturing process used in connection with the manufacture of the ViroPharma Product, within *** Business Days after receipt thereof. Furthermore each Party shall provide the other Party with a copy of all draft responses and all final responses for review and comment as soon as reasonably practicable. Notwithstanding the foregoing, Sanquin has the sole right to determine the contents and form of any communication with, or response to, any such Regulatory Authority.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. The initial term of this Agreement shall commence as of the Effective Date and end on December 31, 2019 (the “Term”). The parties hereby agree to the following:

10.1.1 The Term of this Agreement shall be automatically extended for up to eighteen (18) additional years by way of six (6) three (3) year renewal periods. Each Party may terminate this Agreement at the end of the Term or any subsequent renewal period, provided that ViroPharma shall provide written notice of termination to Sanquin at least two (2) years prior to the date of expiration of a contract period and Sanquin shall provide written notice of termination to ViroPharma at least three (3) years prior to the date of expiration of a contract period, it being understood that the Agreement will terminate automatically upon expiry of the eighteen (18) year renewal period (without the requirement of giving notice of termination or taking into account a notice period).

10.1.2 This Agreement may be further extended by the mutual written agreement of the Parties at any time prior to its expiration.

10.2 Termination. Each Party shall have the right to terminate this Agreement by giving the other Party written notice if:

10.2.1 the other Party is in material breach of this Agreement, and such failure continues unremedied for a period of thirty (30) days after the date the notifying Party gives written notice to the defaulting Party with respect thereto. The Parties agree that in any case the following events are to be considered a material breach of this Agreement:

(a) ViroPharma fails in a period of *** consecutive months, for whatever reason, to settle and pay *** invoices for the Purchase Price and/or the Manufacturing Fee for the ViroPharma Product within the contractual payment term set out in Section 6.2.1 above;

(b) ViroPharma fails to comply with the provisions of Section 5.4 of this Agreement, concerning the Annual Minimum Quantity (subject to Sanquin supplying sufficient quantities of ViroPharma Product as ordered by ViroPharma); or

(c) ViroPharma or ViroPharma Incorporated enters into any agreement to *** with a Competitor without the prior written consent of Sanquin.

10.2.2 the other Party (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) makes a general assignment for the benefit of its creditors, (c) commences a voluntary case of bankruptcy or consents to any bankruptcy or restructuring relief or to the appointment of or taking possession of its property by any official in such case or such other proceeding commenced against it, or (d) takes any corporate action for the purpose of effecting any of the foregoing.

10.3 Termination of ViroPharma Product. ViroPharma may discontinue or otherwise terminate its commercial activities with respect to any ViroPharma Product, or part of the ViroPharma Territory without terminating this Agreement, without prejudice to Sanquin’s rights as set out in Section 4.1.5 and without prejudice to ViroPharma’s minimum annual purchase obligations as referred to in Sections 5.3.4 and 5.4.

10.4 Effect of Expiration or Termination.

10.4.1 The expiration or earlier termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 1.1 (Definitions), 3.2.12, 4.1.6, 4.2.2 (Product recalls), 4.2.3 (Retention of samples and documentation), 7.2.4, 10.4 (Effect of expiration), Sections 13.1, 13.2, 13.3, 13.4 and 13.5, Article 14 (Governing law/dispute resolution), Article 16 (Confidentiality), Section 17.6 (Notices), shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

10.4.2 Upon expiration or earlier termination of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information.

10.4.3 Upon expiration or termination of this Agreement for any reason the Parties shall consult with each other in order to settle any outstanding obligations under this Agreement (to the extent possible), (a) ViroPharma shall have the right to sell off all ViroPharma Product in its inventory as of the date of expiration or termination, provided that all fees in respect of such ViroPharma Product have been paid to Sanquin, and (b) Sanquin shall have the right to retain all ViroPharma Product and Intermediates in Sanquin’s and/or CAF-DCF’s storage as of the date of expiration or termination, unless in the event of payment by ViroPharma of all fees due in relation to such ViroPharma Product.

10.4.4 In the event of termination of this Agreement as a result of a material breach of this Agreement by ViroPharma as referred to in Section 10.2.1 under (a), (b) or (c), Sanquin shall *** ViroPharma’s rights to the Regulatory Approvals as obtained by ViroPharma and/or the applications for Regulatory Approvals as filed by ViroPharma under this Agreement.

ARTICLE 11

CHANGE OF CONTROL VIROPHARMA AND VIROPHARMA INCORPORATED

11.1 Prior to ViroPharma and/or ViroPharma Incorporated entering into any agreement to merge, be acquired or sell substantially all of its assets to another company, ViroPharma shall give Sanquin the opportunity to conduct due diligence to establish that said company is not to be considered as a Competitor.

11.2 ViroPharma shall not and ViroPharma shall procure that ViroPharma Incorporated shall not enter into any agreement to merge, be acquired or sell substantially all of its assets with a Competitor without the prior written consent of Sanquin, which shall not be unreasonably withheld.

11.3 ViroPharma agrees that any surviving entity in a merger, acquirer of assets, or any other successor of ViroPharma shall be bound by and subject to all of the terms and conditions of this Agreement.

ARTICLE 12

NON-COMPETE

12.1 As from the Effective Date up to 31 December 2019, ViroPharma, its Affiliates and its Sublicensees shall not distribute, market, offer for sale, sell, import or promote any Competitive Product in the ViroPharma Territory, except with the consent of Sanquin.

“Competitive Product” means any pharmaceutical product, other than a Product or a ViroPharma Product, that (a) is a C1 esterase inhibitor or any other pharmaceutical product with C1 esterase inhibitor like actions (whether or not derived from Plasma); (b) is approved for commercial sale in the applicable country in the ViroPharma Territory; and (c) is sold with a label that includes indications substantially identical to any indication for the Product or the ViroPharma Product in the applicable country in the ViroPharma Territory.

ARTICLE 13

INDEMNIFICATION AND INSURANCE

13.1 Indemnification of ViroPharma. Sanquin shall indemnify, hold harmless and defend ViroPharma and its Affiliates from and against any and all claims, actions, causes of action, judgments, awards, liabilities, taxes, losses, costs or damages, all of which within the meaning of articles 6:95 and 6:96 Dutch Civil Code, as well as reasonable attorneys’ fees (collectively, the “Losses”) suffered by them, to the extent arising out of or resulting from (a)

Sanquin’s infringement of any Third Party’s intellectual property as a result of the manufacturing of any ViroPharma Product, (b) Sanquin’s breach of this Agreement, or (c) Sanquin’s negligence or willful misconduct, in each case except to the extent ViroPharma has an obligation to indemnify Sanquin therefore in accordance with Section 13.2 hereof.

13.2 Indemnification of Sanquin. ViroPharma shall indemnify, hold harmless and defend Sanquin and its Affiliates (including CAF-DCF) from and against any and all Losses, suffered by them, which arise out of or result from (a) ViroPharma’s infringement of any Third Party’s intellectual property as a result of the sale of any ViroPharma Product in the ViroPharma Territory (b) a breach by ViroPharma of the terms of this Agreement, or (c) ViroPharma’s negligence or willful misconduct, in each case except to the extent Sanquin has an obligation to indemnify ViroPharma therefore in accordance with Section 13.1 hereof.

13.3 Limitation. ViroPharma and Sanquin explicitly accept and agree that under no circumstance within the scope of the present contractual relationship between both Parties, shall one Party be required to indemnify the other Party against punitive damages, exemplary damages, pain and suffering, and loss of compensation, arising out or related to the breach of any representation, warranty or other contractual obligation by a Party.

13.4 Notice of Claims. If any Party to be indemnified under this Article 13 (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at law or suit in equity is instituted by a Third Party (a “Third Party Claim”) with respect to which the Indemnified Party intends to claim any liability as a Loss, the Indemnified Party shall promptly give written notification (the “Third Party Claim Notice”) to the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim. A failure by the Indemnified Party to give notice and to offer to tender the defense of the Third Party Claim in a timely manner pursuant to this Section 13.4 shall not limit the obligation of the Indemnifying Party under this Article 13, except to the extent such Indemnifying Party is prejudiced thereby.

13.5 Third Party Claims.

13.5.1 The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within *** days of receipt of a Third Party Claim Notice from the Indemnified Party with respect thereto, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party any Third Party Claim, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party for any proposed compromise or settlement, except in the case of any settlement that is on solely monetary terms, will be indemnified in full by the Indemnifying Party and provides for no admission of liability on the part of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

13.5.2 The parties hereto shall cooperate in the defense of any Third Party Claim, with such cooperation to include (a) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (b) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

13.6 Insurance. Each Party represents and warrants that it is sufficiently self insured or insured against any liability arising under this Article 13.

ARTICLE 14

GOVERNING LAW; DISPUTE RESOLUTION

14.1 Governing Law. This Agreement is governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with, the laws of The Netherlands (to the exclusion of the United Nations Convention on Contracts for the International Sale of Goods (CISG)).

14.2 The Parties shall endeavor to resolve any dispute arising out of or in connection with this Agreement by negotiation. If, within *** days after written notice by either Party of the existence of a dispute, the Parties do not resolve such dispute, then the dispute shall be referred to a representative for each Party for further negotiation. Any dispute arising out of or in connection with this Agreement which remains unresolved *** days after either Party gives written notice of the existence of such dispute shall be finally resolved by arbitration in accordance with the Rules of the Netherlands Arbitration Institute. The arbitral tribunal shall comprise of three arbitrators. The place of arbitration shall be Amsterdam, the Netherlands. The language to be used in arbitration shall be English. The arbitral tribunal shall decide in accordance with the rules of law. This Section 14.2 is without prejudice to Section 14.4 and the provisions in Appendix 2 under paragraph C and the provisions in Appendix 4 regarding the determination of net sales by an Expert.

14.3 Confidentiality. The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

14.4 Notwithstanding the foregoing, either Party has the right to apply to any court of competent jurisdiction for provisional relief, including pre-arbitral attachments, a temporary restraining order, temporary injunction, permanent injunction and/or order of specific performance, as may appear reasonably necessary to preserve the rights of either Party. The application by either party to a judicial authority for such measures shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitrator.

14.5 Domicile. For the purposes of the service (betekening) of any litigation and arbitration documents such as a writ of summons, a statement of claim, a legal judgment or arbitration award under this Agreement, ViroPharma elects to have its domicile (woonplaats) at: the offices of DLA Piper Nederland N.V., Gebouw Meerpark, Amstelveenseweg 638, 1081 JJ, Amsterdam, The Netherlands, or such other address for which notice is duly given under this Agreement. Simultaneously with the service of any such litigation or arbitration document in accordance with the aforementioned, Sanquin shall send a copy of such document to ViroPharma by telecopy or by e-mail in accordance with Section 17.6; provided that service shall not be effective in the absence of such simultaneous transmission by telecopy or e-mail.

ARTICLE 15

INTELLECTUAL PROPERTY

15.1 Ownership of the Sanquin Technology. ViroPharma acknowledges and agrees that Sanquin is the sole owner of the Sanquin Technology.

15.2 Ownership of Inventions and Technology.

15.2.1 Without prejudice and subject to what is set out in Section 3.2 above with respect to ownership of inventions and technology, as between Sanquin and ViroPharma:

(a) Except for Joint Rights, Sanquin shall solely own all data, information, materials, inventions and any and all intellectual property rights in the foregoing, created and/or invented by employees of Sanquin and/or persons or entities obligated to assign to Sanquin such data, information, materials and inventions and intellectual property rights therein;

(b) Except for Joint Rights, ViroPharma shall solely own all data, information, materials, inventions and any and all intellectual property rights in the foregoing, created and/or invented by employees of ViroPharma and/or persons or entities obligated to assign to ViroPharma such data, information, materials and inventions and intellectual property rights therein;

(c) Sanquin and ViroPharma shall jointly own all data, information, materials and inventions and intellectual property rights therein, created and/or invented jointly by an employee(s) of Sanquin and an employee(s) of ViroPharma (“Joint Rights”).

ARTICLE 16

CONFIDENTIALITY

16.1 Non-Disclosure. The Receiving Party agrees not to disclose Confidential Information of the Disclosing Party to a Third Party or to an Affiliate and to use Confidential Information of the Disclosing Party only for the purposes of this Agreement. For the avoidance of doubt: any and all information that is included in or filed with respect to Regulatory Approvals shall be deemed Confidential Information.

16.2 Exclusions to Confidentiality. The restrictions contained in Section 16.1 shall not apply to Confidential Information that (i) is submitted by the Receiving Party to Regulatory Authorities to facilitate the issuance of Regulatory Approvals, provided that reasonable measures shall be taken to assure confidential treatment of such information; or (ii) is otherwise required to be disclosed in compliance with Applicable Law or applicable regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information it will give reasonable advance notice to the other Party of such disclosure requirement and will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

16.3 Liability. A Party shall be liable for a breach of the obligations of this Article 16 by an employee or agent of such Party.

16.4 Return of Confidential Information. Upon termination of this Agreement, upon the first request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party the Disclosing Party’s Confidential Information (other than inventions owned by both Parties), including all copies thereof, except to the extent that retention of such Confidential Information is reasonably necessary for the Receiving Party to fulfill its obligations contemplated hereby, including its obligations of confidentiality, nondisclosure and nonuse hereunder. At the Disclosing Party’s written request, the Confidential Information that is otherwise required to be returned to the Disclosing Party shall be destroyed and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party. The return and/or destruction of such Confidential Information as provided above shall not relieve the Receiving Party of its other obligations under this Agreement.

ARTICLE 17

GENERAL

17.1 Waiver. A failure by one of the Parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment. No such failure or waiver in writing by any one of the Parties hereto with respect to any rights shall extend to or affect any subsequent breach or impair any right consequent thereon.

17.2 Severability. The Parties agree that it is the intention of neither Party to violate any public policy, statutory or common laws, and governmental or supranational regulations and if any provision of this Agreement is or becomes invalid or non-binding, the Parties shall remain bound by all other provisions hereof. In that event, the Parties shall replace the invalid or non-binding provision by a provision that is valid and binding and that has, to the greatest extent possible, a similar effect as the invalid or non-binding provision, given the contents and purpose of this Agreement.

17.3 Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth in this Agreement by reason of force majeure, including, by way of example and not of limitation, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts, epidemic or failure of suppliers, public utilities or common carriers, or any other similar or dissimilar cause, in each case to the extent beyond its control despite having used commercially reasonable efforts to avoid, minimize, and resolve such cause as promptly as possible (each, a “Force Majeure Event”), such Party shall (a) provide written notice of same to the other Party, and (b) subject to its following obligations with respect to such Party’s efforts to remove the disability, its obligations that are prevented from compliance by such Force Majeure Event are suspended, without liability, during such period, and neither Party shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, such Force Majeure Event. The Party prevented from performing hereunder shall use its commercially reasonably efforts to remove such disability as promptly as possible and shall continue performance whenever, and to the extent, such causes are removed. The Party so affected shall provide to the other Party a good faith estimate of the continuing effect of the Force Majeure Event and the duration of the affected Party’s non-performance, and periodic updates on a reasonable basis.

17.4 Independent Contractors. It is not the intent of the Parties hereto to form any partnership or joint venture. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give such party the power or authority to act for, bind or commit the other Party in any way whatsoever.

17.5 Assignment.

17.5.1 This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the non assigning Party provided, however, that:

(a) ViroPharma shall have the right, from time to time and without the necessity of providing notice to, or obtaining the consent of, Sanquin, and without complying with the provisions of Section 2.3, to delegate, assign, and/or subcontract this Agreement, or any right or obligation hereunder, to any Affiliate for any purpose. In all cases, ViroPharma shall remain responsible to Sanquin for the performance of all such obligations under this Agreement;

(b) Sanquin shall have the right, from time to time and without the necessity of providing notice to, or obtaining the consent of, ViroPharma, to delegate, assign, and/or subcontract this Agreement, or any right or obligation hereunder, to any Affiliate for any purpose. In all cases, Sanquin shall remain responsible to ViroPharma for the performance of all such obligations under this Agreement.

17.6 Notices. Without prejudice to Section 14.5 above, all notices and other communications required or desired to be given or sent by one Party to the other Party shall be in writing, in the English language, and shall be deemed to have been given (a) on the date of delivery, if delivered to the persons identified below, (b) five calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below, (c) on the date of receipt if sent by telecopy or by e-mail, and confirmed in writing in the manner set forth in subsection (b) on or before the next day after the sending of the telecopy or e-mail, as the case may be, or (d) two (2) Business Days after delivered to an internationally recognized overnight courier service marked for overnight delivery, as follows:

To Sanquin:

Stichting Sanquin Bloedvoorziening

Plesmanlaan 125

1066 CX Amsterdam

The Netherlands

Attn: Managing director of the Plasma Products Division

Telephone: + 31 20 512 3744

Telecopy: + 31 20 512 3794

E-mail: r.tiebout@sanquin.nl, with a copy to: robert.tiebout@caf-dcf.redcross.be

With a copy to:

Stichting Sanquin Bloedvoorziening

Plesmanlaan 125

1066 CX Amsterdam

The Netherlands

Attn: Corporate Secretary

Telephone: +31 20 512 3769

Telecopy: +31 20 512 3303

E-mail: m.debruijn@sanquin.nl

To ViroPharma:

ViroPharma SPRL

Square de Meeûs 37

1000 Brussels

Belgium

Attn: General Manager

Telephone: +32 2 747 09 71

Telecopy: +32 2 747 09 42

Email: Marco.carli@viropharma.com

With a copy to:

ViroPharma SPRL

Square de Meeûs 37

1000 Brussels

Belgium

Attn: Legal Counsel Europe

Telephone: +32 2 747 09 71

Telecopy: +32 2 747 09 42

Email: Christelle.Roessig@viropharma.com

Any Party may change such Party’s address for notices by notice duly given pursuant to this Section 17.6.

17.7 Entire Agreement. This Agreement, together with the Quality Agreement (to be entered into) and the PV Agreement (to be entered into), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the Parties, including but not limited to the Letter Agreement, and may not be amended except by a written instrument executed by all Parties.

17.8 Captions. The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

17.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

In witness whereof, each of the parties to this Agreement has caused this Agreement to be executed personally or, as appropriate, by its duly authorized officers as of the date first above written.

STICHTING SANQUIN BLOEDVOORZIENING (SANQUIN BLOOD SUPPLY FOUNDATION)		VIROPHARMA SPRL

By:	/s/ T.J.F. Buunen	By:	/s/ Marco Carli

Name:	T.J.F. Buunen	Name:	Marco Carli

Title:	Chairman	Title:	General Manager

PARENT GUARANTY

Upon a Bankruptcy Event, ViroPharma Incorporated, a corporation organized under the laws of the State of Delaware, United States of America, hereby agrees to guaranty the performance by ViroPharma SPRL of each and every covenant, agreement and obligation set forth in the Manufacturing and Distribution Services Agreement (Europe and ROW) to which this guaranty is attached, when and as due in accordance with the terms of such Manufacturing and Distribution Services Agreement (Europe and ROW). The term “Bankruptcy Event” means, and this guaranty shall only become effective upon, the filing of a petition for bankruptcy of ViroPharma SPRL or any application for any equivalent insolvency proceedings in respect of ViroPharma SPRL. This guaranty shall be governed by and interpreted in accordance with the laws of the Netherlands, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this guaranty to the substantive law of another jurisdiction.

ViroPharma Incorporated hereby submits to, and agrees to be bound by: (a) the dispute resolution provisions set forth in Article 14 of the Manufacturing and Distribution Services Agreement (Europe and ROW), (b) the change of control provision set forth in Article 11 of the Manufacturing and Distribution Services Agreement (Europe and ROW), (c) the confidentiality provisions set forth in Article 16 of the Manufacturing and Distribution Services Agreement (Europe and ROW), and (d) the notice provisions set forth in Section 17.6 of the Manufacturing and Distribution Services Agreement (Europe and ROW), and the notice information for such purposes is:

ViroPharma Incorporated

730 Stockton Drive

Exton, Pennsylvania 19341

USA

Attn: CEO

Telephone: 1 (610) 458-7300

Telecopy: (610) 458-7380

Email: Vincent.Milano@viropharma.com

With a copy to:

ViroPharma Incorporated

730 Stockton Drive

Exton, Pennsylvania 19341

USA

Attn: General Counsel

Telephone: 1 (610) 458-7300

Telecopy: (610) 458-7380

Email: Peter.Wolf@viropharma.com

For the purposes of the service (betekening) of litigation and arbitration documents such as a writ of summons, a statement of claim, a legal judgment or arbitration award under this Parent Guarantee, ViroPharma Incorporated elects to have its domicile (woonplaats) at: the offices of DLA Piper Nederland N.V., Gebouw Meerpark, Amstelveensweg 638, 1081 JJ, Amsterdam, The

Netherlands, or such other address for which notice is duly given under this Agreement. Simultaneously with the service of any such litigation or arbitration document in accordance with the aforementioned, Sanquin shall send a copy of such document to ViroPharma Incorporated by telecopy or by e-mail in accordance with Section 17.6; provided that service shall not be effective in the absence of such simultaneous transmission by telecopy or e-mail.

ViroPharma Incorporated

By:	/s/ Vincent Milano

Name:	Vincent Milano

Title:	President, CEO and Chairman

Appendix 1 – Annual Minimum Quantity (in million Units1 per calendar year)

Calendar year	Annual Minimum Quantity

***	***

***	***

***	***

***	***

***	***

***	***

***and onwards	***

[1]	including Units of ViroPharma Product as manufactured both from Sanquin Plasma and ViroPharma Plasma

Appendix 2 – Fees

A.	Purchase Price

The Purchase Price for the ViroPharma Product (manufactured on the basis of Sanquin Plasma) consists of (i) a base fee and (ii) a royalty on net sales, as set out below:

(i) Base fee: €*** per Vial

The base fee shall be adjusted *** on ***, starting on ***, on the basis of the adjustment of the *** according to the following formula: ***.

(ii) Royalty on net sales of ViroPharma Product (manufactured on the basis of Sanquin Plasma) in the ViroPharma Territory: ***%

B.	Manufacturing Fee

The Manufacturing Fee for having Sanquin toll manufacture the ViroPharma Product (on the basis of ViroPharma Plasma) consists of (i) a base fee and (ii) a royalty on net sales, as set out below:

(i) Base fee: €*** per Vial

The base fee shall be adjusted *** on ***, starting on ***, on the basis of the adjustment of the *** according to the following formula: ***.

(ii) Royalty on net sales ViroPharma Product (manufactured on the basis of ViroPharma Plasma) in the ViroPharma Territory: ***%

C.	Determination royalty on net sales

The royalty component of the Purchase Price and the Manufacturing Fee payable by ViroPharma to Sanquin shall be determined as follows:

1.	Each year ultimately on January 31 ViroPharma shall send to Sanquin a report on the total net sales of ViroPharma Product in the ViroPharma Territory in the preceding calendar year, specifying the sales volumes and net sales prices per country, it being understood that such net sales will be determined on the basis of US GAAP.

2.	Within *** Business Days upon receipt of any such report as referred to in 1 Sanquin may notify ViroPharma whether it wishes to dispute the number of net sales in the report. Such notification shall include the reasons for such dispute in reasonable detail. If no notification is sent within such period or if the Parties otherwise agree on the number of net sales, such number shall be final.

3.	If a notification as referred to in 2 is received by ViroPharma the Parties shall endeavor to agree on the number of the net sales within *** Business Days of the submission of such notification to ViroPharma.

4.	If the Parties will not have agreed in writing on the number of net sales, within the *** Business Day period referred to in 3, the Parties shall appoint an independent accountant (onafhankelijke registeraccountant) of a firm of international repute (the “Expert”) to determine the net sales in a final and binding resolution (bindend advies).

5.	Failing agreement on the Expert between the Parties before the expiry of that *** Business Day period, the Expert shall be appointed within *** Business Days after the expiry of such period by the President of the Royal Institute of Chartered Accountants (Koninklijke Nivra) on written request of either of the Parties.

6.	The Expert shall as soon as possible thereafter, but in any event within *** Business Days of his appointment, notify the Parties of his decision on the determination of the net sales.

7.	Any *** payable to the Expert shall be *** the Parties. The *** shall be borne by the Parties in such proportion as the Expert shall, in his decision, determine to be reasonable.

D.	Assumptions Purchase Price/Manufacturing Fee

Concerning the Purchase Price and the Manufacturing Fee the following applies:

1.	it is assumed that a Vial contains 500 Units;

2.	the ViroPharma Product shall be delivered by Sanquin to ViroPharma without official batch release, or similar approval, by any Governmental Authority;

3.	the ViroPharma Product shall be supplied as filled and freeze-dried product in Vials which are individually labeled (using normal labeling, not including any rfid’s (radio frequency id’s) or similar devices in the label) and packed in an individual box in accordance with Applicable Law, containing water for injection, transfer needles and infusion sets, as the case may be; and

4.	the individually packed Vials shall be grouped together in boxes made out of material that is sufficiently sturdy to avoid damage of the Vials or exposure of the ViroPharma Product to temperatures exceeding the specified limits under normal shipment conditions.

E.	Batch release fee

The batch release fee amounts to €*** per batch.

The batch release fee shall be adjusted *** on ***, starting on ***, on the basis of the adjustment of the *** according to the following formula: ***

F.	ViroPharma Plasma Handling Services fee

The fee for the Handling Services amounts to €*** per kg of ViroPharma Plasma delivered by ViroPharma to Sanquin (independent of whether or not such ViroPharma Plasma is used for toll manufacturing of ViroPharma Product by Sanquin).

The fee for the Handling Services shall be adjusted *** on ***, starting on ***, on the basis of the adjustment of the *** according to the *** according to the following formula: ***.

Appendix 3 – Sanquin Early Stage Research Programs

First listing of existing Sanquin Early Stage Research Programs to be completed before March 31, ***

Appendix 4 – Determination net sales

1.	Each time within a period of one (1) month upon expiry of a Reference Year, ViroPharma shall send to Sanquin a report on the total net sales of ViroPharma Product in the ViroPharma Territory in such Reference Year, specifying the sales volumes and net sales prices per country, it being understood that such net sales shall be determined in accordance with US GAAP.

2.	Within *** Business Days upon receipt of any such report as referred to in 1 Sanquin may notify ViroPharma whether it wishes to dispute the number of net sales in the report. Such notification shall include the reasons for such dispute in reasonable detail. If no notification is sent within such period or if the Parties otherwise agree on the number of net sales, such number shall be final.

3.	If a notification as referred to in 2 is received by ViroPharma the Parties shall endeavor to agree on the number of the net sales in the Reference Year concerned within *** Business Days of the submission of such notification to ViroPharma.

4.	If the Parties will not have agreed in writing on the number of net sales, within the *** Business Day period referred to in 3, the Parties shall appoint an Expert (as defined in Appendix 2 under paragraph C) to determine the net sales in a final and binding resolution (bindend advies).

5.	Failing agreement on the Expert between the Parties before the expiry of that *** Business Day period, the Expert shall be appointed within *** Business Days after the expiry of such period by the President of the Royal Institute of Chartered Accountants (Koninklijke Nivra) on written request of either of the Parties.

6.	The Expert shall as soon as possible thereafter, but in any event *** Business Days of his appointment, notify the Parties of his decision on the determination of the net sales.

7.	Any *** payable to the Expert shall be *** the Parties. The *** shall be borne by the Parties in such proportion as the Expert shall, in his decision, determine to be reasonable.